Exhibit 4(a)

WAL-MART STORES, INC.

Series Terms Certificate

Pursuant to Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture, dated as of December 11, 2002 (the “Indenture”), made between Wal-Mart Stores, Inc., a Delaware corporation (the “Company”) and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, National Association, as Trustee (the “Trustee”), Joseph J. Fitzsimmons, Senior Vice President of Finance and Treasurer of the Company, hereby certifies as follows, and Anthony D. George, Assistant General Counsel, Finance and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of the Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, dated as of September 9, 2004 (the “Original Series Consent”), which Series is designated as the “Floating Rate Notes Due 2006” (the “2006 Floating Rate Series”), by Joseph J. Fitzsimmons, Senior Vice President of Finance and Treasurer of the Company, pursuant to the grant of authority under the terms of the Original Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Original Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the execution and delivery by the Trustee of the Indenture, to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default (as defined in the Indenture), or events which, with the passage of time, would become an Event of Default under the Indenture.

C. Pursuant to the Original Series Consent, the Company is authorized to issue $1,000,000,000 aggregate principal amount of promissory notes of the 2006 Floating Rate Series (the “Initial Notes”). A copy of the Original Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2006 Floating Rate Series (the “Notes”) shall be represented by one or more global securities substantially in the form attached hereto as Annex B (the “Form of Note”).

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2006 Floating Rate Series and the promissory notes forming a part of the 2006 Floating Rate Series, including the Notes, are established and approved to be the following:

1. Designation:

The Series established by the Original Series Consent is designated as the “Floating Rate Notes Due 2006.”

2. Aggregate Principal Amount:

The 2006 Floating Rate Series is not limited as to the aggregate principal amount of all the promissory notes of the 2006 Floating Rate Series that the Company may issue. The Company is issuing the Initial Notes, which have an aggregate original principal amount of $1,000,000,000.

3. Maturity:

Final maturity of the Notes of the 2006 Floating Rate Series will be March 16, 2006.

4. Interest:

a. Rate

The Notes will bear interest at the Three-Month LIBOR Rate (determined as set forth in the Prospectus Supplement) minus 14 basis points (0.14%), which interest shall commence accruing from and including September 16, 2004. Additional Amounts (as defined in Section 4(a) of the Form of Note) if any, will also be payable on the Notes.

b. Interest Calculation.

The calculation agent will compute interest on the Notes on a daily basis from and including the last interest payment date to which interest has been paid (or from and including the date of issue if no interest has been paid with respect to the notes) to, but excluding, the applicable interest payment date or the maturity date (or the date of a tax redemption), as the case may be. If any interest payment date for the Notes (other than the maturity date or the date of a tax redemption) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date which is a business day, unless that business day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day. If the maturity date (or the date of a tax redemption) of the Notes falls on a day which is not a business day, then the Company will make the required payment of principal and/or interest on the following day which is a business

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day, as if it were made on the date the payment was due. Interest will not accrue as a result of this delayed payment. The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York. The calculation agent will reset the rate of interest on the Notes on each interest payment date. If any of the interest reset dates for the Notes is not a business day, that interest reset date will be postponed to the next succeeding business day, unless that day is in the next succeeding calendar month, in which case the interest reset date will be the business day immediately preceding the related interest payment date. The interest rate set for the Notes on a particular interest reset date will remain in effect during the interest period commencing on that interest reset date. Each interest period will be the period from and including an interest reset date to but excluding the next interest reset date or until the maturity date of the Notes, as the case may be. The calculation agent will determine the interest rate applicable to the Notes on the interest determination date, which will be the second London Business Day immediately preceding the interest reset date. The interest rate determined on an interest determination date will become effective on and as of the next interest reset date. The initial interest determination date will be September 14, 2004 for the interest period commencing September 16, 2004. “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The calculation agent will determine the applicable LIBOR rate according to the following provisions:

(i) The Three-Month LIBOR Rate will be the rate for three-month deposits in U.S. dollars commencing on the second London Business Day immediately following the interest determination date that appears on Bridge Telerate, Inc. (or any successor service) on Telerate Page 3750, for the purpose of displaying the London interbank offered rates of major banks as of 11:00 A.M., London time, on that interest determination date.

(ii) If the applicable LIBOR rate does not appear on the indicated Telerate Page, or if that Telerate Page is unavailable, then the calculation agent will determine LIBOR as follows:

(A) The calculation agent will select the principal London offices of four major banks in the London

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interbank market. It will request each bank to provide its offered quotation for deposits in U.S. dollars for a three-month maturity commencing on the second London Business Day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date. These quotes will be for deposits of at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in the market at that time.

(B) If at least two of these banks provide a quotation, the calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

(C) If fewer than two of these banks provide a quotation, the calculation agent will request from three major banks in The City of New York at approximately 11:00 A.M., New York City time, on the interest determination date, quotations for three-month loans in U.S. dollars to leading European banks, commencing on the second London Business Day immediately following the interest determination date. These quotes will be for loans of at least $1 million and in a principal amount that is representative for a single transaction in the market at that time. The calculation agent will compute LIBOR as the arithmetic mean of the quotations provided.

(D) If none of these banks provides a quotation as mentioned, the rate of interest will be the interest rate then in effect.

The interest rate payable on the Notes will not be higher than the maximum rate permitted by New York law as that law may be modified by U.S. law of general application. The Company will publish the interest period, the floating rate interest payment date, the floating interest rate for that interest period, and the amount of interest to be paid on the Notes for each interest period in the manner for giving notice to holders of the Notes. The calculations of the calculation agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Notes. So long as Notes are outstanding, there will at all times be a calculation agent.

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The Company will appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association or any of its successors in that capacity in the event that:

(i) any acting calculation agent is unable or unwilling to act,

(ii) any acting calculation agent fails to establish the floating interest rate, or

(iii) the Company proposes to remove the calculation agent.

J.P. Morgan Trust Company, National Association will serve as the calculation agent for the Notes.

c. Payment Dates

Interest will be payable on the Notes quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, beginning on December 16, 2004, to the person or persons in whose name or names the Notes are registered at the close of business on the preceding March 1, June 1, September 1 and December 1, as the case may be. Interest on the Notes will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

5. Currency of Payment:

The principal and interest payable with respect to the Notes shall be payable in United States dollars.

6. Payment Places:

All payments of principal of and interest on the Notes will be made to The Depository Trust Company so long as the Notes are in global form; otherwise payment shall be made at the office or agency of the Company in the Borough of Manhattan, The City of New York.

7. Optional Redemption Features:

The Company may redeem the Notes upon the occurrence of certain tax events pursuant to Section 5(b) of the Form of Note.

There is no sinking fund with respect to the Notes.

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8. Special Redemption Features, etc.:

None.

9. Denominations:

$2,000 and integral multiples of $1,000 in excess thereof for the Notes.

10. Principal Repayment:

100% of the principal amount of each Note.

11. Registrar, Calculation Agent and Paying Agent:

J.P. Morgan Trust Company, National Association will be the registrar, calculation agent and paying agent for the Notes.

12. Defeasance:

Sections 11.02, 11.03 and 11.04 of the Indenture apply to the Notes.

13. Payment of Additional Amounts:

The Company shall pay additional amounts as set forth under Section 5 of the Form of Notes.

14. Book-Entry Procedures:

The Notes shall be issued in the form of global Notes registered in the name of CEDE & Co. as nominee of The Depository Trust Company and will be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 12 and 13 of the Form of Notes.

15. Other Terms:

Sections 2, 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18 of the Form of Note attached hereto as Annex B shall also apply to the Notes.

The Notes will not have any terms or conditions of the type contemplated by clause (iii), (vi), (vii), (xii), (xiii), (xv), (xvi) (xvii), or (xx) of Section 3.01 of the Indenture.

E. The Notes will be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the Notes.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of September 9, 2004.

/s/ Joseph J. Fitzsimmons
Joseph J. Fitzsimmons Senior Vice President of Finance and Treasurer

ATTEST:

/s/ Anthony D. George
Anthony D. George Assistant General Counsel, Finance and Assistant Secretary

Annex A

UNANIMOUS CONSENT TO ACTION

IN LIEU OF SPECIAL MEETING

OF THE EXECUTIVE COMMITTEE OF

THE BOARD OF DIRECTORS

OF WAL-MART STORES, INC.

September 9, 2004

The undersigned, being all of the members of the Executive Committee of the Board of Directors of Wal-Mart Stores, Inc., a Delaware corporation (the “Company”), do hereby consent to the adoption of the following resolutions in accordance with the provisions of Section 141(f) of the General Corporation Law of Delaware:

RESOLVED, that a series of senior, unsecured, floating rate promissory notes of the Company in the initial aggregate principal amount of $1,000,000,000 that shall mature on or about March 16, 2006 (the “Series 2006 Floating Rate Notes”) shall be, and it hereby is, created, established and authorized for issuance and sale pursuant to the terms of the Indenture dated December 11, 2002 (the “Indenture”) between the Company and JP Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as trustee (the “Indenture Trustee”); and

RESOLVED, that the Series 2006 Floating Rate Notes shall have such terms, including the rate at which interest shall accrue thereunder, and shall be in such form as may be established and approved by an Authorized Officer or Authorized Officers (each as defined below) in accordance with the provisions of Section 3.01 of the Indenture pursuant to the authority granted by these resolutions, which approval will be conclusively evidenced by that Authorized Officer’s or those Authorized Officers’ execution of a Series Terms Certificate with respect to the Series 2006 Floating Rate Notes as contemplated by Section 3.01 of the Indenture; and

RESOLVED, that the Chairman, any Vice Chairman, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, the Vice President of Planning and Analysis and the Treasurer of the Company (each an “Authorized Officer”) shall be, and each of them hereby is, authorized, in the name and on behalf of the Company, to establish and to approve the terms and conditions of the Series 2006 Floating Rate Notes and to approve the form, terms and conditions of the promissory notes representing notes in the Series 2006 Floating Rate Notes and to execute up to $1,000,000,000 principal amount of promissory notes of the Series 2006 Floating Rate Notes (the “2006 Floating Rate Promissory Notes”), all as provided in the Indenture, and to deliver the 2006 Floating Rate Promissory Notes to the Indenture Trustee for authentication and delivery in accordance with the terms of the Indenture; and

RESOLVED, that the Indenture Trustee shall be, and it hereby is, authorized and directed to authenticate and deliver the 2006 Floating Rate Promissory Notes to or upon the written order of the Company, as provided in the Indenture; and

RESOLVED, that the Company shall be, and it hereby is, authorized to perform its obligations under the 2006 Floating Rate Promissory Notes and its obligations under the Indenture, as those obligations relate to the 2006 Floating Rate Promissory Notes; and

RESOLVED, that the Company shall be, and it hereby is, authorized to enter into and perform its obligations under, and each Authorized Officer is authorized to execute and deliver, for and on behalf of the Company, a Pricing Agreement and an Underwriting Agreement between the Company and Citigroup Global Markets Inc. (the “Underwriter”), relating to the sale by the Company and the purchase by the Underwriter of up to $1,000,000,000 aggregate principal amount of 2006 Floating Rate Promissory Notes (collectively, the “Underwriting Agreement”) and any other agreements necessary to effectuate the intent of these resolutions, the Underwriting Agreement and any other such agreements to be in the forms and to contain the terms, including the price to be paid to the Company by the Underwriter for the 2006 Floating Rate Promissory Notes being purchased pursuant to the Underwriting Agreement, and conditions that the Authorized Officer executing the same approves, such approval to be conclusively evidenced by that Authorized Officer’s execution and delivery of the Underwriting Agreement or other agreement; and

RESOLVED, that the Company shall be, and it hereby is, authorized to sell the 2006 Floating Rate Promissory Notes to the Underwriter pursuant to the Underwriting Agreement at the price and pursuant to the other terms and conditions of the Underwriting Agreement; and

RESOLVED, that the Company shall be, and it hereby is, authorized to issue one or more global certificates to represent all of the 2006 Floating Rate Promissory Notes and not otherwise issue the Notes in definitive form, and to permit each global certificate representing 2006 Floating Rate Promissory Notes to be registered in the name of a nominee of The Depository Trust Company (“DTC”) and beneficial interests in the global Notes to be otherwise shown on, and transfers of such beneficial interests effected through, records maintained by DTC and its participants; and

RESOLVED, that the signatures of the Authorized Officers executing any 2006 Floating Rate Promissory Notes may be the manual or facsimile signatures of the present or any future Authorized Officers and may be imprinted or otherwise reproduced thereon, and any such facsimile signature shall be binding upon the Company, notwithstanding the fact that at the time the Notes are authenticated and delivered and disposed of, the person signing the facsimile signature shall have ceased to be an Authorized Officer; and

RESOLVED, that, without in any way limiting the authority heretofore granted to any Authorized Officer, the Authorized Officers shall be, and each of them singly is, authorized and empowered to do and perform all such acts and things and to execute and deliver, for and on behalf of the Company, any and all documents and instruments and to take any and all such actions as they may deem necessary, desirable or proper in order to carry out the intent and purpose of the foregoing resolutions and fully to establish the Series 2006 Floating Rate Notes and to perform the provisions of the Underwriting Agreement, the Indenture and the 2006 Floating Rate Promissory Notes, and to incur on behalf of the Company all such expenses and obligations in connection therewith as they may deem proper.

Dated to be effective as of the date first above written.

/s/ Thomas M. Coughlin	/s/ H. Lee Scott, Jr.
Thomas M. Coughlin	H. Lee Scott, Jr.

/s/ David D. Glass	/s/ S. Robson Walton
David D. Glass	S. Robson Walton

ANNEX B

Form of Global Note

This Note is a global security and is registered in the name of CEDE & CO., as nominee of the Depositary, The Depository Trust Company. Unless and until this Note is exchanged for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary or a nominee of the Depositary to the Depositary or another depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depositary.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2006

Number A-[ ] $500,000,000	CUSIP No.: 931142 BW 2 ISIN No.: US931142BW22 Common Code: 020128925

WAL-MART STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on March 16, 2006 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, computed on the basis of the actual number of days in the relevant interest period and a 360-day year, quarterly in arrears on March 16, June 16, September 16 and December 16 of each year, or if any such day is not a Business Day, on the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such interest payment shall be made on the Business Day immediately preceding such day (each, an “Interest Payment Date”), commencing on December 16, 2004, on said principal sum in like coin or currency, at the interest rate determined in the manner set forth in Section 2 hereof from September 16, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “holder”) at the close of business on the fifteenth day next preceding the applicable Interest Payment Date (each, a “Record Date”).

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents by manual or facsimile signature under its corporate seal, attested by its Secretary, one of its Assistant Secretaries, its Treasurer or one of its Assistant Treasurers by manual or facsimile signature.

WAL-MART STORES, INC.

By:
Name: Title:

[SEAL]	Attest:
Name: Title:

Dated: September 16, 2004

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as successor-in-interest to Bank One Trust Company, NA, as Trustee

By:
Authorized Signatory

WAL-MART STORES, INC.

FLOATING RATE NOTES DUE 2006

1. Indenture; Notes. This Note is one of a duly authorized series of Securities of the Company designated as the “Floating Rate Notes Due 2006” (the “Notes”), initially issued in an aggregate principal amount of $1,000,000,000 on September 16, 2004. Such series of Securities has been established pursuant to, and is one of an indefinite number of series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of December 11, 2002 (the “Indenture”), duly executed and delivered by the Company, as Issuer and J.P. Morgan Trust Company, National Association, as successor in interest to Bank One Trust Company, NA, as Trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the holders, issue and sell additional Securities ranking equally with the Notes and otherwise identical in all respects (except for their date of issue, issue price and the date from which interest payments thereon shall accrue) so that such additional Securities shall be consolidated and form a single series with the Notes; provided, however, that no additional Securities of any existing or new series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Interest Rate. The rate at which interest shall be payable on the Notes shall be a floating rate, which for each interest period shall be the Three-Month LIBOR Rate determined for that interest period minus 14 basis points (0.14%).

The Calculation Agent (as defined below) will reset the rate of interest on the Notes on March 16, June 16, September 16 and December 16 of each year (each, an “Interest Reset Date”).

The Calculation Agent shall determine the applicable interest rate on the Notes for the succeeding interest period on the date that is two London Business Days prior to the applicable Interest Reset Date (each an “Interest Determination Date”). The Interest Determination Date for the initial applicable interest rate on the Notes was September 14, 2004.

The interest rate determined on an Interest Determination Date for the Notes (a) shall become effective on and as of the next succeeding Interest Reset Date and (b) shall be the rate at which interest is payable on the Notes for the interest period from and including the

Interest Reset Date on which that interest rate becomes effective to but excluding the succeeding Interest Reset Date.

J.P. Morgan Trust Company, National Association shall act as calculation agent (together with its successors in that capacity, the “Calculation Agent”) in connection with the Notes. The Calculation Agent shall serve as the calculation agent hereunder unless and until a successor calculation agent is appointed by the Company. The calculations of the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Notes.

The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to J.P. Morgan Trust Company, National Association, or any of its successors in that capacity, in the event that: (i) any acting calculation agent is unable or unwilling to act, (ii) any acting calculation agent fails to establish the floating interest rate, or (iii) the Company proposes to remove the Calculation Agent.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Three-Month LIBOR Rate” means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date; provided, that if on any Interest Determination Date the applicable London interbank offered rate for deposits in U.S. dollars having a three-month maturity does not appear on Telerate Page 3750, or if Telerate Page 3750 is not available, then the Three-Month LIBOR Rate will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market, which banks are to be selected by the Calculation Agent, at approximately 11:00 a.m., London time, on such Interest Determination Date, to prime banks in the London interbank market commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity and in a principal amount equal to at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate for such deposits. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations provided to the Calculation Agent. If fewer than two such quotations are provided, the Three-Month LIBOR Rate in respect of such Interest Determination Date will be determined on the basis of the rates quoted by three major banks located in the Borough of Manhattan, The City of New York, which banks are to be selected by the Calculation Agent, at approximately 11:00 am,New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, commencing on the second London Business Day immediately following the Interest Determination Date and having a three-month maturity and in a principal amount equal to an amount of at least $1 million and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be at the arithmetic mean of the quotations provided; provided, however, that if none of the banks selected as aforesaid by the Calculation Agent are quoting as described in the immediately preceding sentence, the interest rate will be the interest rate on the Notes in effect on such Interest Determination Date.

“Telerate Page 3750” means the display page designated as page 3750 on the Bridge Telerate, Inc. (or any successor service) or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates.

The interest rate on the Notes will in no event be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the laws of the United States of general application.

At the request of the holder hereof, the Calculation Agent will provide to such holder the interest rate then in effect for this Note, if available, and, if different, the interest rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to this Note.

Interest payments hereon will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid to but excluding the applicable Interest Payment Date.

Unless otherwise specified herein, all percentages resulting from any calculation of the rate of interest on this Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 6.526545% (or .06526545) will be rounded upward to 6.52655% (or .0652655)), and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

3. Ranking. The Notes shall constitute the senior, unsecured and unsubordinated debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior, unsecured and unsubordinated debt obligations of the Company.

4. Payment of Overdue Amounts. The Company shall pay interest, calculated on the basis of the actual number of days in the relevant interest period and a 360-day year, on overdue principal and overdue installments of interest, if any, from time to time on demand at the interest rate borne by the Notes to the extent lawful.

5. Payment of Additional Amounts; Redemption Upon a Tax Event.

(a) Payment of Additional Amounts. The Company shall pay to the holder of this Note who is a United States Alien (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on this Note to such holder, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such holder by the United States of America or any taxing authority thereof or therein, will not be less than the amount provided in the Notes to be then due and payable (such amounts, the “Additional Amounts”); provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

(i) any tax, assessment or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection between such holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, and the United States including, without limitation, such holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident of the United States of America or treated as a resident thereof or being or having been engaged in trade or business or present in the United States of America, or (B) the presentation of this Note for payment on a date more than 30 days after the later of (x) the date on which such payment becomes due and payable and (y) the date on which payment thereof is duly provided for;

(ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States of America, or as a corporation which accumulates earnings to avoid United States federal income tax;

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or interest on this Note;

(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on this Note if such payment can be made without withholding by any other paying agent;

(vi) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the holder or beneficial owner of this Note, if such compliance is required by statute or by regulation of the United States Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii) any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation with respect to the Company within the meaning of the Code;

(viii) any withholding or deduction that is imposed on a payment to an individual and is required to be made pursuant to that European Union Directive relating to the taxation of savings adopted on June 3, 2003 by the European Union’s Economic and Financial Affairs Council, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) in this Section 5(a);

nor shall any Additional Amounts be paid to any holder who is a fiduciary partnership or other than the sole beneficial owner of this Note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder.

“United States Alien” means any corporation, partnership, individual or fiduciary that is, as to the United States of America, a foreign corporation, a non-resident alien individual who has not made a valid election to be treated as a United States resident, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, as to the United States of America, a foreign corporation, a non-resident alien individual or a non-resident fiduciary of a foreign estate or trust.

(b) Redemption Upon a Tax Event. The Notes may be redeemed at the option of the Company in whole, but not in part, on a date (such date, the “Tax Redemption Date”) to be fixed by the Company on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes (the “Redemption Price”) plus accrued but unpaid interest, if any, thereon, if the Company determines that as a result of any change in or amendment to the laws, treaties, regulations or rulings of the United States of America or any political subdivision or taxing authority thereof, or any proposed change in such laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of such laws, treaties, regulations or rulings, including a holding by a court of competent jurisdiction in the United States of America, or any other action, other than an action predicated on laws generally known on or before September 9, 2004 except for proposals before the U.S. Congress before such date, taken by any taxing authority or a court of competent jurisdiction in the United States of America, or the official proposal of any such action, whether or not such action or proposal was taken or made with respect to the Company, (A) the Company has or will become obligated to pay Additional Amounts or (B) there is a substantial possibility that the Company will be required to pay such Additional Amounts.

Prior to the publication of any notice of redemption pursuant to Section 16 hereof, the Company shall deliver to the Trustee (1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the rights of the Company to so redeem have occurred and (2) an Opinion of Counsel to such effect based on such statement of facts.

If the Company elects to redeem the Notes pursuant to this Section 5(b), then it shall give notice to the holders pursuant to Section 16 hereof.

The notice of redemption, shall specify the following:

(i) the Tax Redemption Date;

(ii) a brief statement to the effect that the Notes are being redeemed at the option of the Company pursuant to this Section 5(b) and a brief statement of the facts permitting such redemption;

(iii) that on the Tax Redemption Date, the Redemption Price, plus accrued but unpaid interest on the Notes, if any, will become due and payable;

(iv) the amount of the Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Notes on the Tax Redemption Date;

(v) the place or places of payment of the amounts due under clause (iv) above;

(vi) that payment of the amounts due under clause (iv) above will be made upon presentation and surrender of the Notes; and

(vii) that, following the redemption of the Notes pursuant to this Section 5(b), interest shall cease to accrue thereon.

The notice of redemption regarding the Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Tax Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 5.03 of the Indenture, an amount of money sufficient to pay the Redemption Price of, and except if the Tax Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Notes to be redeemed on the Tax Redemption Date.

The notice of redemption having been given as specified above, the Notes shall, on the Tax Redemption Date, become due and payable at the Redemption Price, and from and after such date, unless the Company shall default in the payment of the Redemption Price and accrued but unpaid interest, if any, the Notes shall cease to bear interest. Upon surrender of the Notes for redemption in accordance with such notice, the Notes shall be paid by the Company at the Redemption Price, together with accrued but unpaid interest, if any, to the Tax Redemption Date.

If the Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Redemption Price shall, until paid, bear interest from the Tax Redemption Date at the interest rate borne by this Note.

6. Place and Method of Payment. The Company shall pay principal of and interest on the Notes at the office or agency of the Paying Agent in the Borough of Manhattan, The City of New York; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

7. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

8. No Redemption; Sinking Fund. The Notes are not redeemable prior to maturity, other than as set forth in Section 5(b) hereof, and are not subject to a sinking fund.

9. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the holders in certain circumstances and requiring the consent of holders of not less than a majority in aggregate principal amount of the Notes and Securities of other series that would be affected in certain other circumstances. However, the Indenture requires the consent of each holder of the Notes and Securities of other series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

10. Default; Waiver. If an Event of Default with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this series then Outstanding may declare the aggregate principal amount of the Notes of this series to be immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that in the event of such a declaration, the holders of a majority in aggregate principal amount of all of the Notes of this series then outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul the declaration and its consequences and the related default and its consequences may be waived with respect to all of the Notes.

11. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

12. Form and Denominations; Global Notes; Definitive Notes. The Notes are being issued in registered form without coupons in denominations of $2,000 and multiples of $1,000 in excess thereof. The Notes are being issued in the form of global notes (each, a “Global Note”), evidencing all or any portion of the Notes and registered in the name of DTC or its nominee (including their respective successors) as Depositary under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under applicable law, and a successor depositary is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

13. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or Definitive form. At the option of the holders, at any office or agency designated and maintained by the Company for such purpose (the “Transfer Agent”) pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith subject to Section 5 hereof, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 13, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

15. Appointment of Agents. J.P. Morgan Trust Company, National Association is hereby appointed the Registrar for the purpose of registering the Notes and transfers and exchanges of the Notes pursuant to the Indenture and this Note, Paying Agent pursuant to Section 3.04 of the Indenture and Transfer Agent with respect to the Notes at its offices in the Borough of Manhattan, The City of New York.

16. Notices. If the Company is required to give notice to the holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

In addition, the Company shall give notices to the holders of the Notes by publication in a leading daily newspaper in The City of New York and in London. Initially, such publication shall be made in The City of New York in The Wall Street Journal and in London in the Financial Times. Any such notice shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

17. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

18. GOVERNING LAW. THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoints

to transfer this Note on the books of Wal-Mart Stores, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Date:

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

*    *    *    *    *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common

TEN ENT –	as tenants by the entireties

JT ENT –	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –		Custodian		under the Uniform Gifts to Minors Act
	(Cust)		(Minor)		(State)

Additional abbreviations may also be used although not in the above list